Exhibit 99

MATRIX SERVICE COMPANY ANNOUNCES FISCAL 2018 FOURTH QUARTER AND FULL YEAR RESULTS; PROVIDES FISCAL 2019 GUIDANCE

•	Fourth quarter revenue of $293.1 million and full year revenue of $1.092 billion

•	Company recorded impairment charges of $18.0 million in quarter, resulting in a fully diluted EPS of $(0.55) and $(0.43) for the fourth quarter and fiscal year, respectively

•	Exclusive of this impairment, adjusted fully diluted EPS for the quarter and fiscal year were $0.03 and $0.15, respectively

•	Book-to-bill was 2.0 on project awards of $597.5 million in the fourth quarter and 1.5 on project awards of $1.628 billion for the full year

•	Backlog is $1.219 billion, an increase of 33% in the fourth quarter and 79% for the full year

•	Fiscal 2019 guidance set at $1.250 to $1.350 billion in revenue and $0.85 to $1.15 for fully diluted earnings per share

TULSA, OK – September 10, 2018 – Matrix Service Company (Nasdaq: MTRX) today reported its financial results for the fourth quarter and year ended June 30, 2018.
"As we progressed through fiscal 2018, we saw significant improvement in the end markets we serve, reflected in part by the strong project awards received in our Storage Solutions and Industrial segments and by improving levels of higher margin work across most of the business. Backlog at June 30, 2018 increased 79% to $1.219 billion during the year," said John R. Hewitt, President and Chief Executive Officer. "That said, the majority of these awards came later than expected, pushing revenue into fiscal 2019 and beyond.
"In addition to the strong project award activity, as we indicated on our third quarter call, we saw improvement in our revenue volumes and operating results in the fourth quarter.
"However, our fourth quarter results were impacted by impairment charges totaling $18.0 million. This includes a goodwill impairment charge of $17.3 million in the Electrical Infrastructure segment and a $0.7 million write off of an amortizing intangible asset in the Oil Gas & Chemical segment. The goodwill impairment was triggered by the Company’s decision to shift its strategy away from EPC power generation projects to smaller individual packages that better fit the Company’s risk profile, combined with the recent trend of increased competition and sluggish maintenance and capital spending by some key clients in the Northeast and Mid Atlantic high voltage markets."
Including these impairment charges, the Company reported a net loss in the fourth quarter of fiscal 2018 of $0.55 per fully diluted share and a full year loss of $0.43 per fully diluted share. Excluding these non-cash charges, the adjusted earnings per fully diluted share (a non-GAAP measure) were $0.03 and $0.15 for the three months and year ending June 30, 2018. The Company has included a reconciliation of this non-GAAP measure in this earnings release.
Looking forward, Hewitt said, "We expect activity in our Storage Solutions, Industrial, and Oil, Gas & Chemical segments to be strong in fiscal 2019. Further, we also expect improvement in our Electrical Infrastructure segment as our core markets in the Northeast and Mid Atlantic strengthen and we execute on our strategic growth plans through focused organic expansion and targeted acquisitions to increase our geographic footprint in high voltage electrical. We will also continue to pursue smaller power generation construction packages.
"In short, we are very optimistic about the outlook for our business across all of the market segments we serve. We expect our business volume to build quarter over quarter throughout the year, with fiscal 2019 being considerably stronger than fiscal 2018."

Fourth Quarter Fiscal 2018 Results
Revenue for the fourth quarter ended June 30, 2018 was $293.1 million compared to $291.8 million in the same quarter a year earlier. On a segment basis, revenue increased $34.7 million and $17.0 million in the Industrial and Storage Solutions segments, respectively. These increases were driven primarily by higher volumes of iron and steel work in the Industrial segment and higher volumes of tank construction work in the Storage Solutions segment. These increases were largely offset by a decrease of $47.4 million in the Electrical Infrastructure segment due to a reduction in power generation capital construction work and lower high voltage volumes.
Consolidated gross profit was $21.5 million in the three months ended June 30, 2018 compared to $23.1 million in the three months ended June 30, 2017. Gross margin for the fourth quarter of fiscal 2018 was 7.3% compared to 7.9% in the same period a year earlier as both periods were impacted by lower direct margin opportunities previously booked in a challenging market environment.

Selling, general and administrative costs were $20.6 million in the fourth quarter of fiscal 2018 compared to $19.6 million in the same period a year earlier.
Fiscal 2018 Results
Revenue for the fiscal year ended June 30, 2018 was $1.092 billion compared to $1.198 billion in the same period a year earlier, a decrease of $106.0 million. On a segment basis, revenue decreased in the Storage Solutions and Electrical Infrastructure segments by $167.0 million and $117.5 million, respectively, which were partially offset by higher revenues in the Industrial and Oil Gas & Chemical segments of $96.3 million and $82.3 million, respectively. The decrease in Storage Solutions segment revenue is primarily the result of delays in project awards during fiscal 2017 and the first half of fiscal 2018. The decrease in Electrical Infrastructure segment revenue is due to a reduction in power generation capital construction work and lower high voltage volumes. The increase in Industrial segment revenue is primarily attributable to improved market conditions for our iron and steel customers. Oil Gas & Chemical segment revenue increased primarily as a result of higher construction volumes, combined with an improved turnaround and maintenance environment.
Consolidated gross profit was $91.9 million in fiscal 2018 compared to $81.0 million in fiscal 2017. Fiscal 2018 gross margin was 8.4% compared 6.8% in fiscal 2017. The increase in gross margin in fiscal 2018 is primarily attributable to the financial impact of a large power generation project in the Electrical Infrastructure segment in fiscal 2017 and better recovery of overhead costs in fiscal 2018.
Consolidated SG&A expenses were $84.4 million in fiscal 2018 compared to $76.1 million in fiscal 2017. The increase in fiscal 2018 is primarily attributable to overhead associated with a fiscal 2017 acquisition that expanded the Company's engineering business, as well as higher project pursuit costs across the business.
Income Tax Expense

The effective tax rates were 15.2% and 5.5% for the three months and fiscal year ended June 30, 2018, respectively. As a result of the Tax Cuts and Jobs Act and its transitional application to our June 30 fiscal year end, we expected our effective income tax rate to be approximately 32% in fiscal 2018. Our effective income tax rate in fiscal 2018 was negatively impacted by $8.3 million of non-deductible goodwill being impaired in the fourth quarter. The Company estimates that its fiscal 2019 effective tax rate will approximate 27%.

Backlog

The June 30, 2018 backlog balance increased by $536.3 million to $1.219 billion, a 79% increase, as a result of strong project awards, particularly in the Storage Solutions and Industrial segments. This balance compares to $682.3 million at June 30, 2017 and $914.2 million at March 31, 2018. Project awards in the three months ended June 30, 2018 totaled $597.5 million compared to $262.9 million during the same period a year ago, an increase of 127.3%. Project awards for the fiscal year ended June 30, 2018 totaled $1.628 billion compared to $1.061 billion during the same period a year ago, an increase of 53.5%.
Financial Position
At June 30, 2018, the Company has zero outstanding debt, a cash balance of $64.1 million and liquidity of $137.2 million.

Earnings Guidance
The strength of our backlog and opportunity pipeline, tempered by the wind up of these projects will drive continuous improvement of our top and bottom line performance as we move through the fiscal year. The Company expects fiscal 2019 revenue to be between $1.250 billion and $1.350 billion and earnings to be between $0.85 and $1.15 per fully diluted share.

Conference Call Details
In conjunction with the earnings release, Matrix Service Company will host a conference call with John R. Hewitt, President and CEO, and Kevin S. Cavanah, Vice President and CFO. The call will take place at 10:30 a.m. (Eastern) / 9:30 a.m. (Central) on Tuesday, September 11, 2018 and will be simultaneously broadcast live over the Internet which can be accessed at the Company’s website at matrixservicecompany.com on the Investors’ page under Conference Calls/Events. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. The conference call will be recorded and will be available for replay within one hour of completion of the live call and can be accessed following the same link as the live call.
About Matrix Service Company
Matrix Service Company provides engineering, fabrication, construction and repair and maintenance services to the Electrical Infrastructure, Oil Gas & Chemical, Storage Solutions and Industrial markets.
The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities throughout the United States, Canada and other international locations.
This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those factors discussed in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company's operations and its financial condition. We undertake no obligation to update information contained in this release.

For more information, please contact:
Matrix Service Company
Kevin S. Cavanah
Vice President and CFO
T: 918-838-8822
E: kcavanah@matrixservicecompany.com
Alpha IR Group
Investor Relations
Bobby Winters
T: 312-445-2870
E: MTRX@alpha-ir.com

Matrix Service Company
Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Revenues	$293,087	$291,836	$1,091,553	$1,197,509
Cost of revenues	271,636	268,709	999,617	1,116,506
Gross profit	21,451	23,127	91,936	81,003
Selling, general and administrative expenses	20,565	19,596	84,417	76,144
Goodwill and other intangible asset impairment	17,998	—	17,998	—
Operating income (loss)	(17,112)	3,531	(10,479)	4,859
Other income (expense):
Interest expense	(520)	(638)	(2,600)	(2,211)
Interest income	147	21	381	132
Other	166	(337)	550	(334)
Income (loss) before income tax expense	(17,319)	2,577	(12,148)	2,446
Provision (benefit) for federal, state and foreign income taxes	(2,636)	3,531	(668)	2,308
Net income (loss)	(14,683)	(954)	(11,480)	138
Less: Net income attributable to noncontrolling interest	—	—	—	321
Net loss attributable to Matrix Service Company	$(14,683)	$(954)	$(11,480)	$(183)
Basic loss per common share	$(0.55)	$(0.04)	$(0.43)	$(0.01)
Diluted loss per common share	$(0.55)	$(0.04)	$(0.43)	$(0.01)
Weighted average common shares outstanding:
Basic	26,833	26,600	26,769	26,533
Diluted	26,833	26,600	26,769	26,533

Matrix Service Company
Consolidated Balance Sheets
(In thousands)

	June 30, 2018	June 30, 2017
Assets
Current assets:
Cash and cash equivalents	$64,057	$43,805
Accounts receivable, less allowances (2018 - $6,327; 2017 - $9,887)	203,388	210,953
Costs and estimated earnings in excess of billings on uncompleted contracts	76,632	91,180
Inventories	5,152	3,737
Income taxes receivable	3,359	4,042
Other current assets	4,458	4,913
Total current assets	357,046	358,630
Property, plant and equipment, at cost:
Land and buildings	40,424	38,916
Construction equipment	89,036	94,298
Transportation equipment	48,339	48,574
Office equipment and software	41,236	36,556
Construction in progress	1,353	5,952
Total property, plant and equipment - at cost	220,388	224,296
Accumulated depreciation	(147,743)	(144,022)
Property, plant and equipment - net	72,645	80,274
Goodwill	96,162	113,501
Other intangible assets	22,814	26,296
Deferred income taxes	4,848	3,385
Other assets	4,518	3,944
Total assets	$558,033	$586,030

Matrix Service Company
Consolidated Balance Sheets (continued)
(In thousands, except share data)

	June 30, 2018	June 30, 2017
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$79,439	$105,649
Billings on uncompleted contracts in excess of costs and estimated earnings	120,740	75,127
Accrued wages and benefits	24,375	20,992
Accrued insurance	9,080	9,340
Income taxes payable	7	169
Other accrued expenses	4,824	7,699
Total current liabilities	238,465	218,976
Deferred income taxes	429	128
Borrowings under senior secured revolving credit facility	—	44,682
Other liabilities	296	435
Total liabilities	239,190	264,221
Commitments and contingencies
Stockholders’ equity:
Common stock—$.01 par value; 60,000,000 shares authorized; 27,888,217 shares issued as of June 30, 2018 and June 30, 2017; 26,853,823 and 26,600,562 shares outstanding as of June 30, 2018 and June 30, 2017	279	279
Additional paid-in capital	132,198	128,419
Retained earnings	211,494	222,974
Accumulated other comprehensive income	(7,411)	(7,324)
	336,560	344,348
Less treasury stock, at cost — 1,034,394 and 1,287,655 shares as of June 30, 2018 and June 30, 2017	(17,717)	(22,539)
Total stockholders' equity	318,843	321,809
Total liabilities and stockholders’ equity	$558,033	$586,030

Results of Operations
(In thousands)

	Electrical Infrastructure	Oil Gas & Chemical	Storage Solutions	Industrial	Total
Three Months Ended June 30, 2018
Gross revenues	$52,730	$81,600	$97,442	$63,648	$295,420
Less: inter-segment revenues	—	1,230	1,103	—	2,333
Consolidated revenues	52,730	80,370	96,339	63,648	293,087
Gross profit	2,733	5,873	8,774	4,071	21,451
Operating income (loss)	$(18,765)	$114	$802	$737	$(17,112)

Three Months Ended June 30, 2017
Gross revenues	$100,169	$83,387	$80,246	$29,195	$292,997
Less: inter-segment revenues	—	8	881	272	1,161
Consolidated revenues	100,169	83,379	79,365	28,923	291,836
Gross profit	8,033	5,910	6,671	2,513	23,127
Operating income (loss)	$4,776	$(1,729)	$(535)	$1,019	$3,531

Twelve Months Ended June 30, 2018
Gross revenues	$255,931	$324,546	$319,106	$198,155	$1,097,738
Less: inter-segment revenues	—	1,774	4,410	1	6,185
Consolidated revenues	255,931	322,772	314,696	198,154	1,091,553
Gross profit	18,300	33,423	25,778	14,435	91,936
Operating income (loss)	$(16,531)	$8,798	$(5,907)	$3,161	$(10,479)

Twelve Months Ended June 30, 2017
Gross revenues	$373,384	$247,423	$483,254	$103,449	$1,207,510
Less: inter-segment revenues	—	6,900	1,558	1,543	10,001
Consolidated revenues	373,384	240,523	481,696	101,906	1,197,509
Gross profit	7,137	12,675	55,651	5,540	81,003
Operating income (loss)	$(8,309)	$(8,783)	$22,928	$(977)	$4,859

Backlog
We define backlog as the total dollar amount of revenue that we expect to recognize as a result of performing work that has been awarded to us through a signed contract, notice to proceed or other type of assurance that we consider firm. The following arrangements are considered firm:

•	fixed-price awards;

•	minimum customer commitments on cost plus arrangements; and

•	certain time and material arrangements in which the estimated value is firm or can be estimated with a reasonable amount of certainty in both timing and amount.
For long-term maintenance contracts with no minimum commitments and other established customer agreements, we include only the amounts that we expect to recognize as revenue over the next 12 months. For arrangements in which we have received a limited notice to proceed, we include the entire scope of work in our backlog if the notice is significant relative to the overall project and if we conclude that the likelihood of the full project proceeding as high. For all other arrangements, we calculate backlog as the estimated contract amount less revenues recognized as of the reporting date.
Three Months Ended June 30, 2018

The following table provides a summary of changes in our backlog for the three months ended June 30, 2018:

	Electrical Infrastructure	Oil Gas & Chemical	Storage Solutions	Industrial	Total
	(In thousands)
Backlog as of March 31, 2018	$81,147	$213,638	$338,424	$281,000	$914,209
Project awards	85,540	94,184	371,275	46,475	597,474
Revenue recognized	(52,730)	(80,370)	(96,339)	(63,648)	(293,087)
Backlog as of June 30, 2018	$113,957	$227,452	$613,360	$263,827	$1,218,596
Book-to-bill ratio(1)	1.6	1.2	3.9	0.7	2.0

(1)	Calculated by dividing project awards by revenue recognized.
Twelve Months Ended June 30, 2018

The following table provides a summary of changes in our backlog for the twelve months ended June 30, 2018:

	Electrical Infrastructure	Oil Gas & Chemical	Storage Solutions	Industrial	Total
	(In thousands)
Backlog as of June 30, 2017	$162,637	$287,007	$141,551	$91,078	$682,273
Project awards	207,251	263,217	786,505	370,903	1,627,876
Revenue recognized	(255,931)	(322,772)	(314,696)	(198,154)	(1,091,553)
Backlog as of June 30, 2018	$113,957	$227,452	$613,360	$263,827	$1,218,596
Book-to-bill ratio(1)	0.8	0.8	2.5	1.9	1.5

(1)	Calculated by dividing project awards by revenue recognized.

Non-GAAP Financial Measure
The following table presents a non-GAAP financial measure of our adjusted diluted earnings per share for the three and twelve months ended June 30, 2018. The most directly comparable financial measure is diluted earnings (loss) per common share presented in the Statements of Consolidated Income. We have presented this financial measure because we believe it more clearly depicts the core operating results of the Company during the periods presented and provides a more comparable measure of the Company's operating results to other companies considered to be in similar businesses. Since adjusted diluted earnings per share is not a measure of performance calculated in accordance with GAAP, it should be considered in addition to, rather than as a substitute for, the most directly comparable GAAP financial measure.

Matrix Service Company
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30, 2018	Twelve Months Ended June 30, 2018
Diluted earnings (loss) per common share:
As reported	$(0.55)	$(0.43)
Goodwill and other intangible asset impairment, net of tax	0.58	0.58
Adjusted diluted earnings per common share	$0.03	$0.15

Weighted average common shares outstanding - diluted:
As reported	26,833	26,769
Dilutive potential of previously anti-dilutive common shares	600	401
Adjusted weighted average common shares outstanding - diluted	27,433	27,170